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                  AGREEMENT FOR PURCHASE AND SALE OF SECURITIES


           THIS AGREEMENT FOR PURCHASE AND SALE OF SECURITIES (the "Agreement") is made and entered into this 25th day of September, 1998, by and between Merck-Medco Managed Care, L.L.C., a Delaware limited liability corporation, and the subsidiaries or affiliates of it identified in the execution block of this Agreement (collectively "Medco" or "Sellers") which entities, together, own 513,345 shares of the Common Stock and 100,000 shares of the Preferred Stock (as defined below), and COMNET Corporation, a Delaware corporation ("COMNET" or "Buyer"), regarding the acquisition by Buyer of all of the Common Stock and all of the Preferred Stock from Medco, and the other transactions described below.

           WHEREAS, Sellers are the sole and exclusive beneficial owners of an aggregate of One Hundred Thousand (100,000) shares of 6% Convertible Preferred Stock ($.01 par value) issued by COMNET (the "Preferred Stock") and Five Hundred and Thirteen Thousand Three Hundred and Forty-five (513,345) shares of Common Stock ($.50 par value) issued by COMNET (the "Common Stock"); and

           WHEREAS, Sellers wish to sell all of the aforesaid shares of Preferred Stock and all of the aforesaid shares of Common Stock in accordance with the terms and conditions set out herein; and

           WHEREAS, COMNET wishes to purchase all of the aforesaid shares of Preferred Stock and Common Stock, with all such purchases to be made in accordance with the terms and conditions set out herein.

           NOW THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and COMNET intending to be legally bound hereby agree as follows.


1. Purchase of the Preferred Stock and Common Stock. Sellers hereby agree to sell, transfer and deliver to COMNET at Closing (defined below) all of Sellers' right, title and interest in all of the aforesaid shares of Preferred Stock and all of the aforesaid shares of Common Stock, free and clear of any and all claims, liens, encumbrances, security interests, pledges or any other clouds on title of any nature whatsoever. COMNET hereby agrees to purchase from Sellers at Closing the aforesaid 100,000 shares of Preferred Stock and the aforesaid 513,345 shares of Common Stock.

2. Purchase Price; Closing. As the total purchase price for all of the aforesaid shares of Preferred Stock, all of the aforesaid shares of Common Stock and in consideration of the other transactions to be consummated hereunder, COMNET agrees to pay Medco the following at
           Closing:

           a) Six Hundred and Seventy-five Thousand Dollars ($675,000.00) for all of the aforesaid shares of Preferred Stock; plus

           b) Three Million Four Hundred and Sixty-five Thousand Seventy-eight Dollars and Seventy-five Cents ($3,465,078.75) for all of the aforesaid shares of Common Stock.
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                                        7


           c) Payment to be made pursuant to Sections 2(a) and (b), above, shall be made by federal wire transfer in accordance with written instructions provided by Medco. Payment in full shall be made at Closing -- October 1, 1998.

           d) At Closing, Sellers shall deliver to COMNET the certificates evidencing their ownership of all of the aforesaid shares of Common Stock and Preferred Stock.

3. Financial Condition. COMNET hereby represents and warrants to Medco that it has sufficient financial capacity to make at Closing the payment to Sellers required under Section 2.

4.         Disclosures by COMNET.

           a) In connection with the sale to COMNET by Medco of COMNET stock, COMNET hereby discloses to Medco the information set out in Exhibit 3.1, hereto. Such disclosure includes all of the material, non-public information regarding business opportunities, contingent liabilities and the general financial condition of COMNET and Group 1, COMNET's 81%, publicly-held subsidiary.

           b) All of the disclosed information set out in Exhibit 3.1 is provided to Medco solely in connection with Medco's sale to COMNET of the aforesaid Common and Preferred Stock.

           c) Because the securities issued by COMNET and Group 1 are traded on Nasdaq, National Market System, Medco hereby agrees that use or dissemination by it of non-public, material information about COMNET or Group 1 in connection with any purchase or sale of securities of COMNET or Group 1 (except for sales to COMNET) could violate federal securities laws. Accordingly, Medco hereby agrees that all of the information set out in Exhibit 3.1, hereto, shall be maintained by Medco in strict confidence and that any disclosure of any of this information by Medco to anyone else shall be done only upon the prior written consent of the General Counsel of COMNET or his express designee. Medco further agrees that until the information set out in
                      Exhibit 3.1, hereto, is made public, Medco may not participate in any sale or purchase of any security issued by COMNET or Group 1 (except for sales to COMNET) without the express written consent of the General Counsel of COMNET or Group 1, respectively, or his express designee.

           d) Medco agrees that it has read and understands the information set out in Exhibit 3.1, hereto, that the identities of any third parties referenced therein but not identified therein has been separately disclosed to them and that it has been given any further information it has requested regarding the matters disclosed therein.

           e) Medco agrees that it has read the public information provided by COMNET (including the Form 10-K Annual Reports for COMNET's fiscal years ended March 31, 1998, 1997 and 1996, Form 10-Q Quarterly Report for the Quarter
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                                       8

                      Ended June 30, 1998 and the Joint Proxy/Registration Statement of COMNET and Group 1 dated August 6, 1998) and such other information disclosed by COMNET to Medco in connection with this transaction, it understands the information set out in such reports and disclosures.

           f) Sellers agree that COMNET has answered all inquiries that it has made concerning COMNET, its business and financial condition or any other matter relating to the operation of COMNET and the offer and sale of Common Stock and Preferred Stock hereunder. No oral or written statement or inducement that is contrary to the information disclosed to Sellers has been made by or on behalf of COMNET.

5.         Medco's Authority, Status and Other Representations and Warranties.

           a) Sellers, jointly and severally, warrant and represent to Buyer that all of the aforesaid shares of the Common Stock and Preferred Stock are owned beneficially and of record solely and exclusively by Sellers; that there are no options, warrants, rights, liens, encumbrances, commitments or other clouds on title with respect to any of the shares of the aforesaid shares of Common Stock or Preferred Stock.

           b) Sellers, jointly and severally, represent and warrant to Buyer that each of Sellers is a corporation in good standing under the laws of the State of Delaware. Sellers, jointly and severally, each warrant and represent to Buyer that at all times material hereto, each Seller has had and shall have the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever; that the execution, delivery and performance by each under this Agreement and each and every agreement, document and instrument applicable to it, made in connection herewith shall be duly authorized and approved by the necessary corporate authority; that this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Sellers in connection herewith, will, when executed and delivered, constitute the valid and legally binding respective obligations of Sellers, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

           c) Sellers, jointly and severally, represent and warrant to Buyer that there are no authorizations, consents, approvals, licenses, exemptions from or filings with, or registrations with any governmental, quasi-governmental or non-governmental regulatory agency or authority, necessary on its part for, or in connection with, the transactions contemplated hereunder, except for SEC Form 5 and an amendment to SEC Form 13(d) that shall be filed by Medco in connection with the sale of the aforesaid shares of Common and Preferred Stock.
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                                       9


           d) Sellers, jointly and severally, represent and warrant to Buyer that the execution and delivery of this Agreement by each does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of any Seller.

           e) Sellers, jointly and severally, represent and warrant to Buyer, that there is no action, proceeding, investigation, regulation or legislation instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, which action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Sellers would make it inadvisable to consummate such transactions.

           f) Sellers, jointly and severally, represent and warrant to Buyer that Sellers' entry into and performance under this Agreement shall not result in any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental agency to which any of Sellers is subject.

           g) Sellers, jointly and severally, represent and warrant to Buyer that Sellers' entry into and performance under this Agreement shall not result in any default, breach or other violation of any loan or credit agreement, note, bond, mortgage, indenture or other agreement, permit, concession, contact or other instrument to which Sellers are subject.

6.         COMNET's Authority and Status.

           a) COMNET represents and warrants to Sellers that it is a corporation in good standing under the laws of the State of Delaware and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by COMNET of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by its Board of Directors. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by COMNET in connection herewith, constitutes or will, when executed and delivered, constitute the valid and legally binding obligation of COMNET, enforceable against COMNET in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

           b) COMNET represents and warrants to Sellers that the execution and delivery of this Agreement by it does not, and the consummation of the transactions
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                                       10

                      contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of COMNET.

           c) COMNET represents and warrants to Sellers that there is no action, proceeding, investigation, regulation or legislation instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, which action, proceeding, investigation, regulation or legislation, in the reasonable judgment of COMNET would make it inadvisable to consummate such transactions.

           d) COMNET represents and warrants to Sellers that COMNET's entry into and performance under this Agreement shall not result in any violation of any statute, law, ordinance, regulation, rule judgment, decree or order of any governmental agency to which COMNET is subject.

           e) COMNET represents and warrants to Sellers that COMNET's entry into and performance under this Agreement shall not result in any default, breach or other violation of any loan or credit agreement, note, bond, mortgage, indenture or other agreement, permit, concession, contact or other instrument to which COMNET is or may be subject.

           f) Buyer represents and warrants to Seller that there are no authorizations, consents, approvals, licenses, exemptions from or filings with, or registrations with any governmental, quasi-governmental or non-governmental regulatory agency or authority, necessary on its part for, or in connection with, the transactions contemplated hereunder.

7. Further Representations. COMNET hereby represents and warrants to Medco that COMNET knows of no claim, demand or cause of action that has been made, or to COMNET's best knowledge (after diligent inquiry) may be made, by COMNET against Medco or any of the Sellers with respect to Sellers' ownership of the Common Stock or the Preferred Stock. Sellers hereby represent and warrant to COMNET that Sellers know of no claim, demand or cause of action that has been made, or to Sellers' best knowledge (after diligent inquiry) may be made, by Sellers against COMNET with respect to Sellers' ownership of the Common Stock or the Preferred Stock.

8.         Mutual Indemnification.

           a) Medco and COMNET each agrees to indemnify, defend and hold harmless the other and their respective current and past officers, directors, employees, agents and representatives from all losses, damages, liabilities, costs (including reasonable attorneys' and experts' fees) and expenses (collectively, the "Losses") incurred by the party being indemnified arising out of any material breach of any representation, warrantee, covenant or agreement, made by the indemnifying party in this Agreement.
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           b)         The indemnified party shall have the right to approve the
                      selection of any counsel selected by the indemnifying party to defend hereunder, which approval shall not be unreasonably conditioned, delayed or denied. The indemnifying party shall not enter into any settlement with respect to the matters indemnified hereunder which may adversely affect any interest of the indemnified party without first obtaining the written consent of the indemnified party, which consent shall not be unreasonably conditioned, delayed or denied. The indemnifying party agrees to reimburse the indemnified party promptly for all such Losses as they are incurred by the indemnified party; provided, however, that with respect to any expenses reimbursed to the indemnified party in advance of the final disposition of any such proceeding covered by this indemnification, the indemnified party shall have delivered to the indemnifying party an undertaking to repay to the indemnifying party the amounts so advanced if it shall ultimately be determined that the indemnified party is not entitled to be indemnified hereunder.

9. Payment of Fees and Expenses. Medco and COMNET each agrees that regardless of whether the transactions contemplated hereunder close, to pay its own fees and expenses, including the fees and expenses of its respective counsel, accountants, brokers, advisors, employees and other agents, if any, incurred in connection with the transactions contemplated here, unless expressly agreed to otherwise in the Agreement.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed or telefax as follows:

           a)         If to Medco:

                      100 Summit Avenue
                      Montvale, NJ 07645

                      Attn.:  Senior Vice President and General Counsel
                              Telefax:  201-358-5773

                      If to COMNET:

                      4200 Parliament Place
                      Suite 600
                      Lanham, MD  20706-1488

                      Attn.:  Mark D. Funston
                              Chief Financial Officer
                              Telefax:  (301) 918-0430

           b) If delivered personally or by telefax, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is
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                                       12


                      made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

           c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.

11. Brokers. COMNET and Medco each represents and warrants to the others that no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with the transactions described in this Agreement.

12. Further Assurances. COMNET and Medco each covenants to the others that at no additional expense to the others, at any time, and from time to time each shall execute and deliver (or cause to be so done) such additional instruments and take such actions as may be reasonably requested by the other(s) to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

13. No Third Party Beneficiaries. Nothing contained herein shall be construed to afford any rights or benefits to any person or entity other than Medco or COMNET. Any implication of rights granted to any third party is hereby expressly disclaimed.

14.        Miscellaneous.

           a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective and permitted successors and assigns. No delegation, transfer or assignment of any rights or obligations under this Agreement is permitted and any attempted transfer or assignment shall be void, except as follows in this
                      Section 14(a). The rights, title, responsibilities, interests and remedies hereunder of COMNET and Medco are freely assignable by them to any entity which purchases or succeeds to all or substantially all of the assets or capital stock of such entity either through asset acquisition, stock sale or merger (wherein the party hereto is not the surviving entity).

           b) The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

           c) This Agreement together with the documents executed concurrently herewith constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels any prior agreements representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby.

           d) This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware, principles of conflicts of law notwithstanding.
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           e)         Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

           f) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           g) All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. References herein to the plural shall include the singular, or vice versa, as context requires.

           h) In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to effect the agreement of the parties under this Agreement, as modified, to the fullest extent permitted under law.

           i) In the event any dispute arises under or related to any of the provisions set out in this Agreement, the parties hereto agree to submit any and all such disputes binding arbitration pursuant to the then current Commercial Rules of the American Arbitration Association and that the decision by the AAA shall be binding upon them, enforceable by any Court of competent jurisdiction.
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           IN WITNESS WHEREOF, each party hereto has executed or caused this
Agreement to be executed on its behalf, all on the day and year first above written.



                                       Merck-Medco Managed Care, L.L.C,
                                       a Delaware corporation (successor to
                                       Containment Services, Inc.)


                                 By:   /s/ Bert I. Weinstein
                                       ----------------------------------------
                                 Its:  Senior Vice President and General Counsel


                                       MCCO Corp., a Delaware corporation


                                 By:   /s/ Robert B. McGovern
                                       ----------------------------------------
                                 Its:  Vice President


                                       COMNET Corporation, a Delaware
                                       corporation


                                 By:   /s/ Robert Bowen
                                       ----------------------------------------
                                 Its:  President